                                                                 EXHIBIT 9(A)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 6, 1998 and the related
  Letter of Transmittal (and any amendments thereto) and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to state statute. If the Purchaser becomes aware of any state where the making of the Offer is prohibited, the Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be on behalf of the Purchaser by Salomon Smith Barney or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                                      BY

                           AVONDALE INDUSTRIES, INC.

        UP TO 1,250,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE
            NOT GREATER THAN $29.00 NOR LESS THAN $26.50 PER SHARE

  Avondale Industries, Inc., a Louisiana corporation (the "Company"), invites its shareholders to tender up to 1,250,000 shares of its common stock (the "Shares") to the Company at prices not greater than $29.00 nor less than $26.50 per share in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 6, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

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 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 3, 1998, UNLESS THE OFFER
 IS EXTENDED BY THE COMPANY.
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  The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price (not greater than $29.00 nor less than $26.50 per share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $29.00 nor less than $26.50 per share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined below) at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms described below. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 3, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, in the event that more than 1,250,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority: (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in the Offer to Purchase) who tenders all such Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference) and who completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price prior to the Expiration Date on a pro rata basis.

  The Company is making the Offer to (i) use the Company's cash to lower its cost of capital for the benefit of its shareholders and (ii) provide those shareholders who desire liquidity an opportunity to sell all or a portion of their shares without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have sufficient cash and access to other sources of capital to fund its operations.

  Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Wednesday, July 1, 1998. For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form in a timely manner. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

  The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before shareholders decide whether to accept or reject the Offer and, if accepted, at what price or prices to tender their Shares. These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for transmittal to beneficial holders of Shares.

  The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein.

  Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.

                    The Information Agent for the Offer is:

                                     LOGO
                           Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York 10005
                         (212) 440-9800 (Call Collect)
                                      or
                         CALL TOLL-FREE (800) 223-2064

                     The Dealer Manager for the Offer is:

                             SALOMON SMITH BARNEY
                             390 Greenwich Street
                           New York, New York 10013
                         CALL TOLL-FREE (800) 996-7920

  Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc have been licensed to use the Salomon Smith Barney service mark.

May 6, 1998